Exhibit 99.2

On May 3, 2024, E4:9 Holdings, Inc. (the “Seller”), a wholly-owned subsidiary of Fathom Holdings Inc. (“the Company”), entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Dagley Insurance Agency, LLC, a wholly-owned operating subsidiary of the Seller (“DIA”), D6 Holdings, LLC, (the “Purchaser”), and Nathan Dagley, owner of Purchaser and founder and president of DIA. Pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, the Seller has agreed to sell to the Purchaser all of the issued and outstanding membership interests of DIA (the “Transaction”). DIA is an independent insurance brokerage, operating in 47 states and the District of Columbia. The transaction closed on May 3, 2024 (the “Closing Date”).

The consideration paid by the Purchaser to the Seller in connection with the Transaction is $15 million in cash, subject to certain purchase price adjustments, consisting of (i) $8 million in cash paid at closing, (ii) $4 million in cash paid on the first anniversary of the closing date, and (iii) $3 million in cash paid on the second anniversary of the closing date.

The following unaudited pro forma financial information of the Company, as of and for the year ended December 31, 2023 has been prepared for informational purposes only and does not purport to be indicative of what would have resulted had the disposition occurred on the date indicated or what may result in the future. The unaudited pro forma consolidated balance sheet assumes the disposition closed on December 31, 2023. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2023, assumes the disposition closed on January 1, 2023. The unaudited pro forma financial information of the Company reflects the removal of the assets and liabilities of the Dagley Insurance Agency and its results of operations. The pro forma loss and the related tax effects resulting from the disposition of the Dagley Insurance Agency are preliminary. Therefore, the actual results may differ from the amounts reflected in the pro forma financial statements. There are no other non-recurring items associated with the transaction.

FATHOM HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share data)

	Fathom Holdings Inc. Consolidated Historical (A)	Dagley Insurance Agency (B)	Adjustments (C)	Tax Adjustment (D)	Adjusted Consolidated Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$7,399	$(516)	$7,831	$-	$14,714
Restricted cash	141	(1)	-	-	140
Accounts receivable	3,352	(301)	-	-	3,051
Notes receivable - current portion	-	-	4,000	-	4,000
Mortgage loans held for sale, at fair value	8,602	-	-	-	8,602
Prepaid and other current assets	3,700	(41)	-	-	3,659
Total current assets	23,194	(859)	11,831	-	34,166
Property and equipment, net	2,340	(130)	-	-	2,210
Lease right of use assets	4,150	(510)	-	-	3,640
Intangible assets, net	23,909	(5,472)	-	-	18,437
Goodwill	25,607	(6,393)	-	-	19,214
Note receivable, net of current portion	-	-	3,000	-	3,000
Other assets	58	(1)		-	57
Total assets	$79,258	$(13,365)	$14,831	$-	$80,724
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,396	$(40)	$-	$-	$3,356
Accrued and other current liabilities	2,681	(180)	-	-	2,501
Warehouse lines of credit	8,355	-	-	-	8,355
Lease liability - current portion	1,504	(288)	-	-	1,216
Long-term debt - current portion	416	-	-	-	415.73
Total current liabilities	16,352	(508)	-	-	15,844
Lease liability, net of current portion	3,824	(222)			3,602
Long-term debt, net of current portion	3,467	-	-	-	3,467
Other long-term liabilities	381	-	-	(241)	140
Total liabilities	24,024	(730)	-	(241)	23,053
Commitments and contingencies (Note 17)
Stockholders’ equity:
Common stock (no par value, shares authorized, 100,000,000; shares issued and outstanding, 20,671,515 as of December 31, 2023)	-	-	-	-	-
Additional paid-in capital	126,820	(12,645)	12,635	-	126,810
Accumulated deficit	(71,586)	10	2,196	241	(69,139)
Total stockholders’ equity	55,234	(12,635)	14,831	241	57,671
Total liabilities and stockholders’ equity	$79,258	$(13,365)	$14,831	$-	$80,724

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(A)	Represents the historical consolidated balance sheet of Fathom Holdings Inc. as of December 31, 2023, as reported in its Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 19, 2024.

(B)	Represents the removal of the historical balance sheet of the Dagley Insurance Agency as of December 31, 2023.

(C)	Represents adjustments for the Company’s disposition of the Dagley Insurance Agency as of December 31, 2023, which includes: (i) an adjustment for the cash consideration received of $8 million, net of selling expenses and cash paid for working capital (ii) a $4 million note receivable due on the first anniversary of the closing date, and (iii) a $3 million note receivable due on the second anniversary of the closing date.

(D)	The tax adjustment is due primarily to a reduction in deferred tax liabilities as a result of the disposal of intangible assets and goodwill.

Fathom Holdings Inc

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

December 31, 2023

(in thousands, except share and per share amounts)

	Fathom Holdings Inc. Consolidated Historical (A)	Dagley Insurance Agency (B)	Adjustments		Adjusted Consolidated Pro Forma
Revenue
Gross commission income	$325,405	$-	$-		$325,405
Other service revenue	19,821	(6,340)	-		13,481
Total revenue	345,226	(6,340)	-		338,886
Operating expenses
Commission and other agent-related costs	308,094	-	-		308,094
Operations and support	7,513	(1,064)	-		6,449
Technology and development	7,609	-	-		7,609
General and administrative	38,751	(3,788)	-		34,963
Marketing	3,348	(120)	-		3,228
Depreciation and amortization	3,164	(1,234)	-		1,930
Total operating expenses	368,479	(6,206)	-		362,273
Loss from operations	(23,253)	(134)	-		(23,387)
Other expense (income), net
Gain on disposition of assets	-	-	(2,196	)(C)	(2,196)
Interest expense, net	245	-	-		245
Other nonoperating expense, net	335	-	-		335
Other expense (income), net	580	-	(2,196)		(1,616)
(Loss) income before income taxes	(23,833)	(134)	2,196		(21,771)
Income tax expense (benefit)	148	-	(241	)(D)	(93)
Net (loss) income	$(23,981)	$(134)	$2,437		$(21,678)
Net loss per share:
Basic	$(1.47)
Diluted	$(1.47)
Weighted average common shares outstanding:
Basic	16,265,993
Diluted	16,265,993

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(A)	Represents the historical consolidated statement of operations of Fathom Holdings Inc. for the year ended December 31, 2023, as reported in its Annual Report on Form 10-K for the year ended December 31, 2023, filed on March 19, 2024.

(B)	Represents the removal of the historical consolidated statements of operations of the Dagley Insurance Agency for the year ended December 31, 2023.

(C)	Represents adjustment for the Company’s estimated non-recurring gain on the disposition of the Dagley Insurance Agency for the year ended December 31, 2023. The pro forma gain resulting from the disposition of the Dagley Insurance Agency is preliminary. The actual results may differ from the amounts reflected in the pro forma financial statements.

(D)	Represents a tax adjustment due primarily to a reduction in deferred tax liabilities as a result of the disposal of intangible assets and goodwill.